UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

GARDNER DENVER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1500 Liberty Ridge Drive

Suite 3000

Wayne, PA 19087

PROXY SUPPLEMENT, DATED JULY 3, 2013

TO

DEFINITIVE PROXY STATEMENT, DATED JUNE 13, 2013

This proxy supplement (“Proxy Supplement”) updates the information contained in Gardner Denver, Inc.’s (the “Company”) Definitive Proxy Statement, dated June 13, 2013 (the “Definitive Proxy Statement”).

SUPPLEMENT TO PROXY STATEMENT

The following information amends and/or supplements the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement. Any page references in the information below are to pages in the Definitive Proxy Statement, and terms used below have the meanings set forth in the Definitive Proxy Statement, unless otherwise defined below.

Background of the Merger

The following disclosure supplements and restates the sixth full paragraph on page 32 of the Definitive Proxy Statement.

On October 1, 2012, Mrs. Schumacher received an unsolicited preliminary, non-binding indication of interest, based only on publicly available information, from KKR indicating interest in pursuing an acquisition of Gardner Denver at a price of $80 in cash per share of Gardner Denver common stock. The preliminary indication of interest, including the offered price per share of Gardner Denver’s common stock, was subject to the completion by KKR of due diligence, including meeting with Gardner Denver’s senior management team, on the financial condition and operations of Gardner Denver’s business, including known and unknown liabilities, as well as satisfactory review of applicable legal, financial, tax, accounting, IT, and insurance matters. Prior to submitting the preliminary indication of interest, representatives of KKR met with Mr. Pennypacker (who was no longer affiliated with Gardner Denver) to discuss, among other things, the Company and industries in which the Company competes.

The following disclosure supplements and restates the second full paragraph on page 33 of the Definitive Proxy Statement.

Gardner Denver, with the assistance of representatives of Goldman Sachs and Skadden, negotiated and entered into confidentiality agreements after October 5, 2012 with fourteen of such parties, three of which were possible strategic buyers and eleven of which were financial sponsors, or groups of financial sponsors that the Board of Directors, following discussion with its advisors, had determined to allow to partner in considering a transaction. The other four potential bidders declined to enter into confidentiality agreements with the Company as such bidders indicated to representatives of the Company that they did not view a potential transaction involving Gardner Denver as an attractive strategic fit. Included in the group that entered into confidentiality agreements were Party A, Party B and KKR. Each of these confidentiality agreements contained “standstill” provisions restricting the ability of the parties, unless requested in writing by Gardner Denver to do so, to acquire common stock or propose an acquisition of Gardner Denver, or take certain other actions with respect to seeking control of

Gardner Denver or to request Gardner Denver to waive the “standstill” provisions. These standstill restrictions on proposing to the Board of Directors an acquisition of Gardner Denver (to the extent applicable) or requesting Gardner Denver to waive the standstill provisions were subsequently waived by Gardner Denver on July 2, 2013. During this same period, as directed by the Board of Directors, Mr. Larsen and/or representatives of Goldman Sachs met or otherwise discussed with each of these potential bidders Gardner Denver and its business. The potential bidders also received confidential, non-public information on Gardner Denver including the initial projections developed by Gardner Denver management, as well as the opportunity to discuss such projections telephonically with members of the Gardner Denver management team. Following discussions and receipt of such information, two possible strategic buyers and one financial sponsor informed representatives of Goldman Sachs they would not participate in a potential transaction.

The following disclosure follows the second full (as stated above) paragraph on page 33 of the Definitive Proxy Statement.

On October 10, 2012, KKR entered into a consulting agreement with Mr. Pennypacker, with respect to review and analysis of industrial manufacturing and related businesses in connection with KKR’s private equity business. The agreement also provided that KKR and Mr. Pennypacker would discuss opportunities to work together on a longer term basis (e.g. CEO of a company controlled or acquired by KKR or as an advisor to KKR). The consulting agreement provided that the parties would not share any confidential information relating to or otherwise discuss any possible acquisition of the Company without the prior consent of the Company, and would not take any action or share any information that would result in a breach by Mr. Pennypacker of his obligations to Gardner Denver. See Note 6 on page 69. In connection with entering into its confidentiality agreement with Gardner Denver KKR requested that Mr. Pennypacker be permitted to receive evaluation material and provide consulting advice to KKR in connection with the potential transaction, but Gardner Denver declined to do so at that time.

The following disclosure supplements and restates the fourth full paragraph on page 39 of the Definitive Proxy Statement.

On February 1, 2013, Party D notified representatives of Goldman Sachs that it had decided to withdraw from the auction process. On February 14, 2013, Party E and Party F each notified representatives of Goldman Sachs that it was unlikely to submit a proposal to acquire Gardner Denver. Gardner Denver’s communications with the parties that elected to withdraw or not proceed with negotiations did not include guidance regarding the amount that the parties should offer. Gardner Denver was aware that these bidders had continued to seek additional information and/or access to management prior to determining not to proceed, and that in light of the volume of information and management sessions requested no bidder, including KKR, had then received all information and management sessions requested; however, Gardner Denver was not made aware that any party’s decision to withdraw or not proceed resulted primarily from a concern regarding the speed at which Gardner Denver provided information for diligence efforts nor did any parties request additional time to analyze Gardner Denver. Party F indicated that it would be willing to consider participation in a leveraged recapitalization in the event Gardner Denver were to undertake such a transaction.

Regulatory Approvals Required for the Merger

The following disclosure supplements and restates the fourth and fifth full paragraphs on page 81 of the Definitive Proxy Statement.

Under the China Anti-Monopoly Act, the merger cannot be completed until notifications have been filed with MOFCOM and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. The parties initiated the notification process with MOFCOM on April 10, 2013 and subsequently received approval from MOFCOM.

Under the South Africa Competition Act, No. 89 of 1998, and regulations promulgated thereunder, the merger cannot be completed until a notification has been filed with the South African Competition Commission and the Commission has approved the merger under the Competition Act. A notification was filed with the South African Competition Commission on May 30, 2013 and approval was subsequently obtained from the South African Competition Commission.

Legal Proceedings Regarding the Merger

The following disclosure supplements and restates the first full paragraph on page 9 and the last full paragraph on page 82 of the Definitive Proxy Statement.

On May 23, 2013, the Delaware Court of Chancery consolidated the Delaware actions in what we refer to as the Consolidated Action, captioned In re Gardner Denver, Inc. Shareholders Litigation, Consolidated C.A. No. 8505-VCN. On June 23, 2013, lead plaintiff in the Consolidated Action filed a motion for preliminary injunction requesting that the court enjoin the transactions contemplated by the merger agreement or, in the alternative, enjoin the defendants from holding the required stockholder vote for a period of 20 days following the issuance of certain supplemental disclosures, the waiver of the standstill provisions in the confidentiality agreements Gardner Denver signed with potential bidders and the prohibition of enforcement of certain so-called deal protection provisions in the merger agreement. In connection with his motion for preliminary injunction, lead plaintiff alleges, among other things, that (i) the merger process was tainted by KKR’s interference with Gardner Denver’s Waiver and Release Agreement with Barry Pennypacker to gain confidential information and using that information to craft a minimally acceptable bid while other bidders dropped out of the process as a result of frustration over management’s insufficient responsiveness to due diligence requests, (ii) the board breached its duty of care by failing to exercise sufficient oversight over the process, and that KKR aided and abetted those breaches, (iii) the proxy statement’s disclosure is inadequate because it does not disclose that Mr. Pennypacker educated KKR about Gardner Denver and that those discussions were concealed from Gardner Denver, and that Gardner Denver did not respond adequately to bidders’ due diligence requests. The defendants believe that the foregoing assertions are without merit, intend to vigorously contest these claims, and filed papers in opposition to lead plaintiff’s motion on June 28, 2013. On July 3, 2013, plaintiff agreed to withdraw his motion for a preliminary injunction in connection with the issuance of this Proxy Supplement and the waiver of the standstill restrictions described above.

On June 27, 2013, the parties filed a stipulation with the Pennsylvania Court of Common Pleas agreeing to stay the Carson action pending final resolution of the Consolidated Action in Delaware.

Important Information

On June 13, 2013, in connection with the merger, the Company filed its definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND AMENDMENTS OR SUPPLEMENTS THERETO AS WELL AS ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at the Company’s website, www.gardnerdenver.com, or by contacting Investor Relations by phone at (610) 249-2009, by email at investor.request@gardnerdenver.com or by mail at 1500 Liberty Ridge Dr. Suite 3000 Wayne, PA 19087. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of the Company’s stockholders is available in the Company’s definitive proxy statement, which was filed with the SEC on June 13, 2013.